                                  EXHIBIT 99.1

(UNITED AMERICAN HEALTHCARE CORPORATION LOGO)         300 River Place Suite 4950
                                                               Detroit, MI 48207
                                                                    www.uahc.com

CONTACTS:

Company                                            Investor Relations
Stephen D. Harris, CFO                             Jeff Tryka, CFA
United American Healthcare Corporation             Lambert, Edwards & Associates
313-393-4571 /                                     616-233-0500 /
Investor_relations@uahc.com                        jtryka@lambert-edwards.com

                UNITED AMERICAN HEALTHCARE CORPORATION ANNOUNCES

                            STOCK REPURCHASE PROGRAM

DETROIT, MICH., DEC. 2, 2008 -- United American Healthcare Corporation (NASDAQ:
UAHC), which owns and provides comprehensive healthcare management services to a managed care organization in Tennessee, today announced that its Board of Directors has approved a share repurchase program, authorizing the Company to repurchase up to a $1.0 million of the Company's outstanding common stock.

The program allows for the Company's common shares to be purchased in the open market at prevailing prices from time to time at the discretion of management and in accordance with applicable federal securities laws. Share repurchases under this program may be made through a variety of methods, which may include open market purchases, block trades or otherwise, or by any combination of such methods. The timing of repurchases and the exact number of shares of common stock to be purchased will depend upon market conditions and other factors. The repurchase program does not obligate the Company to repurchase any specific number of shares and may be modified or discontinued at any time. The program will be funded using the Company's existing cash balances as well as cash generated from operations. The Company currently has 8.8 million shares of common stock outstanding.

"We are pleased to underscore our commitment to enhancing shareholder value by this share repurchase authorization," said William C. Brooks, president and CEO of United American Healthcare. "Our management team and Board remain actively engaged in reviewing a variety of long-term strategic alternatives for the Company. In considering these options, we are currently guided by three objectives: a significant revenue contribution, positive EBITDA and long-term growth opportunities. During this review, as we have previously reported, all options are being considered, including potential acquisitions, partnerships and liquidation of the Company. As this process continues, we remain focused on enhancing value for our shareholders, and this repurchase authorization is an important step in that regard."

ABOUT UNITED AMERICAN HEALTHCARE CORPORATION

United American Healthcare Corporation ("UAHC") is a full-service healthcare management company, pioneering the delivery of healthcare services to Medicaid recipients since 1985. UAHC owns and manages UAHC Health Plan, which is based in western Tennessee and includes the Memphis market. For more information, please visit the Company's web site at www.uahc.com.

UNITED AMERICAN HEALTHCARE CORPORATION SAFE HARBOR STATEMENT

Forward-looking statements by United American Healthcare Corporation, including those in this announcement, involve known and unknown risks, which may cause actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from expectations include, without limitation, the effects of state and federal regulations, the effects of acquisitions and divestitures, and other risks described from time to time in each of United American Healthcare's SEC reports, including quarterly reports on Form 10-Q, annual reports on Form 10-K, and reports on Form 8-K.

                                      # # #


                                        2